BG Staffing, Inc.

2013 Long-Term Incentive Plan

Article 1

General Plan Information

1.1           Background. The BG Staffing, Inc. 2013 Long-Term Incentive Plan (the “Plan”) permits the Company to grant Employees and Directors certain cash and equity-based incentive compensation opportunities, including Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Options, including ISOs, NQSOs, and Other Awards such as Stock Appreciation Rights and Cash Incentive Awards.

1.2           Objectives. The objectives of the Plan are to optimize the profitability and growth of the Company through long-term incentives that are consistent with the Company’s goals and that link the interests of Participants to those of the Company’s shareholders; to provide Participants with incentives for excellence in individual performance; to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company’s success; and to allow Participants to share in the success of the Company.

1.3           Duration of the Plan. The Plan will be effective on the date it is approved by the Company’s shareholders. The Plan will remain in effect until terminated pursuant to Article 16, subject to the right of the Committee to amend or terminate the Plan at any time or until there are no more Shares available for issuance under the Plan and all cash Awards have been paid or forfeited.

Article 2

Definitions

The following terms will have the meanings set forth below, except as otherwise clearly required by the context.

2.1           “Award” means a grant under the Plan of Options, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and Other Awards.

2.2           “Award Agreement” means an agreement entered into by the Company and a Participant, or another instrument prepared by the Company in lieu of such an agreement, setting forth the terms and conditions applicable to an Award under the Plan. An Award Agreement may be in hard copy or electronic form as determined by the Committee.

2.3           “Board” means the Board of Directors of the Company.

2.4           “Cash Incentive Award” means a performance-based cash incentive Award granted pursuant to Section 9.5.

2.5           “Change of Control” means one of the following events that occurs after the Effective Date:

(a)           any “Person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 30% of the combined voting power of the Company’s then outstanding securities;

(b)           at any time during the 24-month period after a tender offer, merger, consolidation, sale of assets, or contested election, or any combination of such transactions, at least a majority of the Board of Directors ceases to consist of “continuing directors” (meaning directors of the Company who either were directors prior to a transaction or who subsequently became directors and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then still in office who were directors prior to the transaction);

(c)           the Company’s shareholders approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to the merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the total voting power represented by the voting securities of the Company or the surviving entity outstanding immediately after the merger or consolidation; or

(d)           the Company’s shareholders approve a plan of complete liquidation of the Company or an agreement of sale or disposition of all or substantially all of the Company’s assets.

2.6           “Code” means the Internal Revenue Code of 1986, as amended.

2.7           “Committee” means the Compensation Committee of the Board or any other committee appointed by the Board to administer the Plan and Awards.

2.8           “Company” means BG Staffing, Inc., a Delaware corporation, and any successor thereto.

2.9           “Director” means a non-Employee member of the Board of Directors of the Company.

2.10           “Disability” means that the Participant is disabled and receiving benefits under the terms of any long-term disability plan maintained by either the Company or a Subsidiary except for purposes of determining the term of an ISO, in which case the term “Disability” has the meaning ascribed to it under Code section 22(e)(3).

2.11           “Effective Date” means the date the Plan becomes effective in accordance with Section 1.3.

2.12           “Employee” means any employee of the Company or a Subsidiary.

2.13           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.14           “Fair Market Value” means, as of any date, the value of the Shares determined as follows:

(a)           if the Shares are listed on an established stock exchange or a national market system, fair market value will be the closing sales price of the Shares (or the closing bid, if no sales were reported) as quoted on the system or exchange (or the exchange or system with the greatest volume of trading in the Shares) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date a closing sales price or closing bid was reported), as reported in The Wall Street Journal or other source that the Committee or Board deems reliable; or

(b)           if the Shares are regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, but selling prices are not reported, the fair market value of the Shares will be the mean between the high bid and high asked prices for the Shares on the date of determination (or, if no prices were reported on that date, on the last date prices were reported), as reported in The Wall Street Journal or other source that the Committee or the Board deems reliable; or

(c)           in the absence of an established market for the Shares of the type described in (a) and (b), above, fair market value will be determined by the Committee or the Board in good faith.

2.15           “ISO” means an Option that is designated by the Committee as an “incentive stock option” within the meaning of Code section 422.

2.16           “NQSO” means an Option that is not designated by the Committee as an ISO.

2.17           “Option” means an ISO or NQSO granted under the Plan.

2.18           “Other Award” means an Award granted to a Participant pursuant to Article 9.

2.19           “Participant” means an Employee or Director who has been selected to receive an Award or who holds an outstanding Award.

2.20           “Performance-Based Exception” means the performance-based exception from the tax deductibility limitation imposed by Code section 162(m), as set forth in Code section 162(m)(4)(C).

2.21           “Performance Share” means an Award granted pursuant to Article 8, which, on the date of grant, will have a value equal to the Fair Market Value of a Share on that date.

2.22           “Performance Unit” means an Award granted pursuant to Article 8, which will have an initial value established by the Committee on the date of grant.

2.23           “Restricted Stock” means an Award granted pursuant to Section 7.1.

2.24           “Restricted Stock Unit” means an Award granted pursuant to Section 7.5.

2.25           “Restricted Period” means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or the occurrence of other events determined by the Committee in its discretion) and the Shares are subject to a substantial risk of forfeiture, as provided in Article 7.

2.26           “Share” means a share of the Company’s Common Stock, $.01 par value per share.

2.27           “Share Pool” means the number of Shares available under Section 4.1, as adjusted pursuant to Section 4.3.

2.28           “Stock Appreciation Right” or “SAR” means an Award, granted either alone or in connection with a related Option, pursuant to the terms of Article 9.

2.29           “Subsidiary” means (a) a corporation, partnership, joint venture, or other entity in which the Company has a direct or indirect ownership interest of at least 50%, and (b) any corporation, partnership, joint venture, or other entity in which the Company holds a direct or indirect ownership interest of less than 50% but which, in the discretion of the Committee, is treated as a Subsidiary for purposes of the Plan; provided that the Shares subject to any Award must constitute “service recipient stock” for purposes of Code section 409A or otherwise not subject the Award to Code section 409A.

2.30           “Ten Percent Shareholder” means a Participant who owns stock of the Company possessing more than ten percent of the total combined voting of all classes of stock of the Company or its parent or subsidiary corporation (within the meaning of Code section 422(b)).

Article 3

Administration

3.1           General. Except as otherwise determined by the Board in its discretion, the Plan will be administered by the Committee. The Committee will consist exclusively of two or more non-employee directors within the meaning of the rules promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act who also qualify as outside directors within the meaning of Code section 162(m) and the related regulations under the Code. The members of the Committee will be appointed from time to time by, and will serve at the discretion of, the Board.

3.2           Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions of this Plan, the Committee will have full power in its discretion to select Employees who will participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any Award Agreement or other agreement or instrument entered into or issued under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; amend the terms and conditions of any outstanding Award; determine whether and on what terms and conditions outstanding Awards will be adjusted for dividend equivalents (i.e., a credit, made at the discretion of the Committee, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented or covered by an outstanding Award held by the Participant); and establish a program pursuant to which designated Participants may receive an Award under the Plan in lieu of compensation otherwise payable in cash. Further, the Committee will make all other determinations that may be necessary or advisable for the administration of the Plan.

3.3           Delegation of Authority. Subject to the requirements of applicable law, the Committee may delegate to any person or group or subcommittee of persons (who may, but need not be members of the Committee) any Plan-related functions within the scope of its responsibility, power, and authority as it deems appropriate. The Committee may not delegate its authority with respect to (a) non-ministerial actions with respect to individuals who are subject to the reporting requirements of Section 16(a) of the Exchange Act; (b) non-ministerial actions with respect to Awards that are intended to qualify for the Performance-Based Exception; and (c) certifying the satisfaction of performance goals and other material terms attributable to Awards intended to qualify for the Performance-Based Exception.

3.4           Decisions Binding. All determinations and decisions made by the Committee, and all related orders and resolutions of the Committee will be final, conclusive, and binding on all persons.

3.5           Performance-Based Awards. For purposes of the Plan, it will be presumed, unless the Committee indicates to the contrary, that all Awards to Employees are intended to qualify for the Performance-Based Exception. If the Committee does not intend an Award to an Employee to qualify for the Performance-Based Exception, the Committee will reflect its intent in its records in a manner the Committee determines to be appropriate.

3.6           Prohibitions on Repricing and Buyback. The Board and the Committee may not reprice Options or SARs granted under the Plan, either by amending an existing award agreement or by substituting a new Award at a lower price. The Board and the Committee are also prohibited from providing stock, cash, or other consideration to a Participant in exchange for the cancellation of any Option or SAR with an exercise price higher than the Fair Market Value of the Shares covered by the Option or SAR.

Article 4

Shares Subject to the Plan and Maximum Awards

4.1           Number of Shares Issuable under the Plan. Shares that may be issued pursuant to Awards may be either authorized and unissued Shares, or authorized and issued Shares held in the Company’s treasury, or any combination of the foregoing. Subject to adjustment as provided in Section 4.3, there will be reserved for issuance under Awards 900,000 shares of Common Stock. For the purposes hereof, the following Shares covered by previously-granted Awards will be deemed not to have been issued under the Plan and will remain in the Share Pool: (a) Shares covered by the unexercised portion of an Option or SAR that terminates, expires, is canceled or is settled in cash, (b) Shares forfeited or repurchased under the Plan, (c) Shares covered by Awards that are forfeited, canceled, terminated or settled in cash, (d) Shares withheld in order to pay the exercise or purchase price under an Award or to satisfy the tax withholding obligations associated with the exercise, vesting or settlement of an Award, and (e) Shares subject to SARs or a similar Award but not actually delivered in connection with the exercise or settlement of the Award.

4.2           Individual Award Limitations. The maximum aggregate number of Shares that may be granted to any one Participant in any one year under the Plan with respect to Options will be 900,000.

4.3           Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code section 368) or any partial or complete liquidation of the Company, such adjustment will be made in the number and class of Shares available for grant under Section 4.1, in the number and class of and/or price of Shares subject to outstanding Awards, and in the per-Participant Award limits set forth in Section 4.2, as may be determined to be appropriate and equitable by the Committee, in its discretion, to prevent dilution or enlargement of the benefits available under the Plan and of the rights of Participants; provided, that, the number of Shares subject to any Award will always be a whole number. In a stock-for-stock acquisition of the Company, the Committee may, in its discretion, substitute securities of another issuer for any Shares subject to outstanding Awards.

Article 5

Eligibility and Participation

5.1           Eligibility. All Employees and Directors are eligible to participate in the Plan. Only employees of the Company or a Subsidiary may be granted ISOs.

5.2           Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select Employees and Directors to whom Awards will be granted and will determine the nature and size of each Award.

Article 6

Stock Options

6.1           Grant of Options. Subject to the terms of the Plan, Options may be granted to Participants at any time and from time to time in the number and on the terms determined by the Committee.

6.2           Option Exercise Price. The Option exercise price under each Option may not be less than 100% of the Fair Market Value of the respective Share on the date the Option is granted. Notwithstanding the foregoing, in the case of an ISO granted to a Ten Percent Shareholder, the Option exercise price under each ISO may not be less than 110% of the Fair Market Value of the respective Share on the date the Option is granted.

6.3           Term of Options. Each Option granted to a Participant will expire at the time the Committee determines at the time of grant; provided that no Option will be exercisable after the tenth anniversary of its date of grant. Notwithstanding the foregoing, in the case of an ISO granted to a Ten Percent Shareholder, the Option will not be exercisable after the fifth anniversary of its date of grant.

6.4           Exercise of Options.  Options granted under the Plan will be exercisable at the times and be subject to the restrictions and conditions that the Committee approves, which need not be the same for each grant or for each Participant. Options may be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

6.5           Payment.  The purchase price for the Shares that an Option is exercised for must be paid to the Company in full at the time of exercise as follows:

(a)           in cash or its equivalent;

(b)           at the discretion of the Committee, in Shares having a Fair Market Value equal to the aggregate Option exercise price for the Shares being purchased and satisfying any other requirements imposed by the Committee; provided, that the Shares have been held by the Participant for no less than six months;

(c)           at the discretion of the Committee, partly in cash (or its equivalent) and partly in Shares;

(d)           through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate Option exercise price for the Shares being purchased; or

(e)           through other means as prescribed in the Award Agreement or by the Committee or the Board.

Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise and full payment of the Option exercise price, the Company may deliver to the Participant, in the Participant’s name (or, at the direction of the Participant, jointly in the names of the participant and the Participant’s spouse), one or more Share certificates for the Shares purchased under the Option.

6.6           Limitations on ISOs. Notwithstanding anything in the Plan to the contrary, to the extent required by the Code or applicable regulations, the following additional provisions will apply to the grant of Options that are intended to qualify as ISOs:

(a)           Fair Market Value Limitation. The aggregate Fair Market Value (determined as of the date the ISO is granted) of the Shares with respect to which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company (or any parent or subsidiary corporation within the meaning of Code section 424) may not exceed $100,000 or any other amount subsequently specified by the Code or applicable regulations; provided, that, to the extent that the limitation is exceeded, any Options on Shares with a Fair Market Value in excess of the amount will be deemed to be NQSOs.

(b)           Code Section 422.  ISOs will be subject to any other provisions that the Committee deems advisable, but will in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify as incentive stock options under Code section 422. Moreover, no ISOs may be granted more than ten years from the earlier of the date on which the Plan was adopted by the Board or the date the Plan received shareholder approval.

Article 7

Restricted Stock and Restricted Stock Units

7.1           Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Participants in amounts that the Committee determines.

7.2           Restrictions.

(a)           The Committee may impose any conditions or restrictions on any Shares of Restricted Stock that the Committee determines, including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, transfer restrictions, restrictions based upon the achievement of specific performance goals, time-based restrictions, and restrictions under applicable federal or state securities laws.

(b)           The Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until the time that all conditions and restrictions applicable to the Shares have been satisfied.

(c)           Except as otherwise provided in this Article, Shares of Restricted Stock that have not yet been forfeited or canceled will become freely transferable (subject to any restrictions under applicable securities laws) by the Participant after the last day of the applicable Restriction Period.

7.3           Voting Rights. Participants holding Shares of Restricted Stock may be granted full voting rights with respect to those Shares during the Restriction Period.

7.4           Dividends and other Distributions. At the discretion of the Committee, during the Restriction Period, Shares of Restricted Stock may be credited with regular cash dividends paid with respect to the Shares. The Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Stock is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to the Restricted Stock, so that the dividends and the Restricted Stock will be eligible for the Performance-Based Exception.

7.5           Restricted Stock Units. In lieu of or in addition to any Awards of Restricted Stock, the Committee may grant Restricted Stock Units to any Participant, subject to the terms and conditions of this Article being applied to those Awards as if those Awards were for Restricted Stock and subject to any other terms and conditions that the Committee determines (including, but not limited to, requiring or permitting deferral of the payment of Awards after the time that Participants become vested in them, notwithstanding any provision to the contrary in Section 7.2). Each Restricted Stock Unit will have the value of one respective Share. Restricted Stock Units will be payable at the time the Committee determines in its discretion, and payments may be made in a lump sum or in installments, in cash, Shares, or a combination thereof, as determined by the Committee in its discretion.

Article 8

Performance Units and Performance Shares

8.1           Grant of Performance Units/Shares. Subject to the terms of the Plan, Performance Units, and/or Performance Shares may be granted to Participants at any time and from time to time in amounts and subject to the terms determined by the Committee.

8.2           Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of the respective Share on the date of grant. The Committee will set performance goals in its discretion that, depending on the extent to which they are met, will determine the number and value of Performance Units/Shares that will be paid out to the Participant.

8.3           Earning Performance Units/Shares. Subject to the terms of the Plan, after the applicable performance period has ended, the holder of Performance Units/Shares will be entitled to receive payout with respect to the number and value of Performance Units/Shares earned by the Participant over the performance period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

8.4           Form and Timing of Payment of Performance Units/Shares.

(a)           Distributions. Unless the Committee determines otherwise in its discretion, payment of earned Performance Units/Shares will be made in a single lump sum following the close of the applicable performance period. Subject to the terms of the Plan, the Committee, in its discretion, may direct that earned Performance Units/Shares be paid in the form of cash or Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares on the last trading day immediately before the close of the applicable performance period. Those Shares may be granted subject to any restrictions deemed appropriate by the Committee.

(b)           Dividends. At the discretion of the Committee, Participants may be entitled to receive any dividends declared with respect to Shares that have been earned in connection with grants of Performance Units or Performance Shares, but not yet distributed to Participants. Dividends may be subject to the same accrual, forfeiture, and payout restrictions as apply to dividends earned with respect to Shares covered by Restricted Stock Awards. In addition, Participants may, at the discretion of the Committee, be entitled to exercise voting rights with respect to such Shares.

Article 9

Other Awards

9.1           General. Subject to the terms of the Plan, the Committee may grant any type of Awards other than those that are specifically set forth in Article 6 through Article 8, including, but not limited to, SARs, Cash Incentive Awards, and the payment of Shares in lieu of cash under any Company incentive bonus plan or program. Subject to the terms of the Plan, the Committee, in its sole discretion, will determine the terms and conditions of any Other Awards.

9.2           Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as determined by the Committee; provided that the SAR exercise price may not be less than 100% of the Fair Market Value of a respective Share on the date the SAR is granted. The Committee will have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to SARs.

9.3           Term of SARs. The term of an SAR will be determined by the Committee, in its discretion; provided that the term may not exceed ten years.

9.4           Payment of SAR Amount. Upon exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(a)           the excess of the Fair Market Value of a respective Share on the date of exercise over the grant price, by

(b)           the number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon exercise of an SAR may be in cash, in Shares of equivalent Fair Market Value, or in some combination thereof.

9.5           Cash Incentive Awards. Incentive Awards, including annual incentive Awards and long-term incentive Awards, denominated as cash amounts, may be granted under the Plan, subject to achievement of specified performance goals established by the Committee. At the expiration of the applicable performance period, the Committee will determine whether and the extent to which the performance goals are achieved and the extent to which each Cash Incentive Award has been earned. The amount (if any) payable to a Participant in respect of a Cash Incentive Award will be paid in cash as soon as practicable after the amount is determined, subject to any deferral conditions as may be permitted or prescribed consistent with the requirements of Code section 409A.

Article 10

Award Agreements

10.1           In General. Each Award must be evidenced by an Award Agreement that includes the provisions determined by the Committee and that specifies:

(a)           in the case of an Option or SAR, the number of respective Shares to which the Option or SAR pertains, the Option exercise price or SAR grant price, the term of the Option or SAR, the schedule on which the Option or SAR becomes exercisable, and, in the case of an Option, whether it is intended to be an ISO or an NQSO;

(b)           in the case of Restricted Stock or Restricted Stock Units, the number of respective Shares of Restricted Stock or Restricted Stock Units granted, the applicable restrictions, and the Restriction Period(s);

(c)           in the case of Performance Units or Performance Shares, the number of Performance Units or Performance Shares granted, the initial value of a Performance Unit (if applicable), and the performance goals; and

(d)           in the case of a Cash Incentive Award, the amount that may be earned and the performance goals.

10.2           Severance from Service. Each Award Agreement will set forth the extent to which the Participant will have rights under the Award following the Participant’s severance from service with the Company and its Subsidiaries. The Award Agreement may make distinctions based on the reason for the Participant’s severance from service.

10.3           Restrictions on Transferability. Subject to the provisions of the Plan, each Award Agreement will set forth any restrictions on the transferability of the Award and on the transferability of Shares acquired pursuant to the Award as the Committee deems advisable, including, without limitation, restrictions under applicable securities laws, under the requirements of any stock exchange or market upon which Shares are then listed and/or then traded, and under any blue sky or state securities laws applicable to the Shares. In the case of an ISO (and in the case of any other Award, except as otherwise provided in the Award Agreement), a Participant’s Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and will be exercisable during the Participant’s lifetime only by the Participant.

10.4           Uniformity Not Required. The provisions of the Award Agreements need not be uniform among all Awards, among all Awards of the same type, among all Awards granted to the same Participant, or among all Awards granted at the same time.

Article 11

Performance Measures

11.1           Performance Criteria. Unless and until the Company’s shareholders approve a change in the general performance measures set forth in this Article, the attainment of which may determine the degree of payout or vesting with respect to Awards that are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such grants may be measured or applied to an individual, a business unit or division, the Company and any one or more of its subsidiaries, or any other operating units the Compensation Committee designates, may be expressed in absolute or relative terms, and will be chosen from among, and may include any combination of, the following:

(a)           income measures (including, but not limited to, gross profit, operating income, earnings before or after taxes, profits before or after taxes, net income or earnings per share);

(b)           return measures (including, but not limited to, return on assets, investment, equity, or sales or pre-tax margin);

(c)           cash flow thresholds;

(d)           cash flow return on investments, which equals net cash flows divided by owners’ equity;

(e)           gross revenues;

(f)           market share results;

(g)           market value added;

(h)           debt measures (including, without limitation, debt multiples);

(i)           economic value added; or

(j)           share price (including, but not limited to, growth measures and total shareholder return).

11.2           Adjustments. The Committee will have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided that Awards that are designed to qualify for the Performance-Based Exception may not be adjusted upward (although the Committee will retain the discretion to adjust those Awards downward).

11.3           Certification. In the case of any Award that is granted subject to the condition that a specified performance measure be achieved, no payment under the Award will be made prior to the time that the Committee certifies in writing that the performance measure has been achieved. For this purpose, approved minutes of the Committee meeting at which the certification is made will be treated as a written certification. No such certification is required, however, in the case of an Award that is based solely on an increase in the value of a Share from the date the Award was made.

Article 12

Beneficiary Designation

Each Participant may, from time to time, name any beneficiary or beneficiaries to whom any benefit under the Plan is to be paid in case of the Participant’s death before the Participant receives any or all of the benefit. Each designation will revoke all prior designations by the same Participant with respect to the benefit, will be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, any benefits remaining unpaid under the Plan at the Participant’s will be paid to the Participant’s estate unless otherwise provided in the Award Agreement.

Article 13

Deferrals

The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due pursuant to the exercise of an Option or SAR, the lapse or waiver of restrictions with respect to Restricted Stock or Restricted Stock Units, the satisfaction of any requirements or goals with respect to Performance Units/Shares, or in connection with any Other Awards, all in accordance with procedures and upon terms and conditions that the Committee, acting in its discretion, prescribes, subject to, and in accordance with, Code section 409A.

Article 14

No Right to Employment or Participation

14.1           Employment. The Plan will not interfere with or limit in any way the right of the Company or of any Subsidiary to terminate any Employee’s employment at any time, and the Plan does not confer upon any Employee the right to continue in the employ of the Company or of any Subsidiary.

14.2           Participation. No Employee or Director will have the right to be selected to receive an Award or, having been so selected, to be selected to receive a future Award.

Article 15

Change of Control

In the event of a Change of Control, the Board may in its sole discretion direct that (a) all option holders be permitted to exercise their outstanding Options and SARs in whole or in part (whether or not otherwise exercisable) immediately prior to the Change of Control; or (b) if, as part of a Change of Control transaction, the shareholders of the Company receive capital stock of another corporation (“Exchange Stock”) in exchange for their Shares (whether or not such Exchange Stock is the sole consideration), the Board may direct that all options and SARs for Shares that are outstanding at the time of the Change of Control transaction will be converted into options or SARs (as the case may be) for shares of Exchange Stock, such that the vesting and other terms and conditions of the converted options and SARs will be substantially the same as the vesting and corresponding other terms and conditions of the original options and SARs. The Board, acting in its discretion, may accelerate vesting of other non-vested awards, and cause cash settlements or other adjustments to be made to any outstanding awards (including, without limitation, options and SARs) as it deems appropriate in the context of a Change of Control transaction, taking into account with respect to other awards the manner in which outstanding options and SARs are being treated. To the extent determined by the Committee, any outstanding options and SARs that are not exercised before a Change of Control described in Section 2.5(c) or 2.5(d) will automatically terminate upon the Change of Control.

Article 16

Amendment and Termination

16.1           Amendment and Termination. Subject to the terms of the Plan, the Committee may, at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part; provided that, unless the Committee specifically provides otherwise, any revision or amendment that would cause the Plan to fail to comply with any requirement of applicable law, regulation, or rule if the amendment were not approved by the shareholders of the Company will not be effective unless and until shareholder approval is obtained.

16.2           Term of the Plan. Unless sooner terminated, the Plan will terminate on the tenth anniversary of the date of its adoption by the Company’s shareholders.

16.3           Outstanding Awards. Notwithstanding any other provision of the Plan to the contrary, no termination, amendment, or modification of the Plan may cause, without the consent of the Participant, any previously granted Awards to be forfeited or altered in a way that adversely affects the Participant. After the termination of the Plan, any previously granted Award will remain in effect and will continue to be governed by the terms of the Plan, the Award, and any applicable Award Agreement.

Article 17

Tax Withholding

17.1           Tax Withholding. The Company and its Subsidiaries will have the power and the right to deduct or withhold, or to require a Participant to remit to the Company or to a Subsidiary, an amount that the Company or a Subsidiary determines to be required to comply with federal, state, local, or foreign tax withholding requirements.

17.2           Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory withholding tax that could be imposed on the transaction. All such elections will be irrevocable, made in writing, signed by the Participant, and will be subject to any restrictions or limitations that the Committee, in its discretion, deems appropriate.

Article 18

Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder will be binding on any successor to the Company, whether the existence of the successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

Article 19

Legal Construction

19.1           Severability. If any provision of the Plan is held illegal or invalid for any reason, that illegality or invalidity will not affect the remaining provisions of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

19.2           Requirements of Law. The granting of Awards and the issuance of Shares under the Plan will be subject to all applicable laws, rules, and regulations, and to any approvals by any governmental agencies or national securities exchanges as may be required.

19.3           Section 409A Compliance. Except as otherwise specifically provided by the Committee at the time an Award is made, any Award providing for a deferral of compensation must satisfy the requirements of Code section 409A. Toward that end, if any payment or benefit received or to be received by a Participant pursuant to an Award would cause the Participant to incur a penalty tax or interest under Code section 409A or any regulations or Treasury Department guidance promulgated thereunder, the Committee may reform the provision(s) of the Award in order to avoid, to the maximum extent practicable, the incurrence of any such penalty tax or interest.

19.4           Governing Law. The Plan and all Award Agreements will be construed in accordance with and governed by the laws of the State of Delaware (without regard to the legislative or judicial conflict of laws rules of any state), except to the extent superseded by federal law.

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